Exhibit 10.2

March 14, 2007

QLT Inc.

887 Great Northern Way,

Vancouver,

British Columbia,

V5T 4T5

Attention:	Robert Butchofsky, President and Chief Executive Officer,

Re:	Documentation regarding Investigational New Drug Application, filed by Kinetek Pharmaceuticals Inc. dated November 5, 1998 (IND Serial No. 57,249) (the “Kinetek IND”) and Canadian and International Equivalents

As you know UBC and Kinetek Pharmaceuticals Inc. (“Kinetek”) entered into a license agreement dated December 20, 1996 (the “License Agreement”) pursuant to which Kinetek was granted certain rights relating to vanadium compounds for the treatment of diabetes and other disorders, as described in the License Agreement (the “Vanadium Technology”). In order to develop and commercialize the licensed Vanadium Technology, Kinetek filed with the U.S. Food and Drug Administration the Kinetek IND, and conducted a Phase I clinical trial.

On April 30, 2002, UBC and Kinetek agreed to a termination of the License Agreement and on March 31, 2004, QLT Inc. (“QLT”) acquired Kinetek. Following the acquisition of Kinetek by QLT, Kinetek was merged into QLT. After termination of the License Agreement, QLT has returned to UBC certain data and documentation and retained other data and documentation developed by Kinetek in connection with its development and commercialization of the Vanadium Technology, including the data and documents described in the attached Appendix “A” relating to Kinetek’s Investigational New Drug Application and Phase I clinical trial (the “FDA Documentation”). For greater certainty, the FDA Documentation shall exclude any information that relates to the business or other products, technology or know-how of QLT other than the Vanadium Technology.

UBC is currently negotiating a license of the Vanadium Technology to Akesis Pharmaceuticals, Inc. (“Akesis”).

This letter will therefore confirm, that in consideration of the payment by UBC of the sum of $10.00 and the covenants and indemnities granted herein by UBC and/or Akesis, the receipt and sufficiency of which is hereby acknowledged by QLT, QLT hereby:

1) permits UBC and Akesis to reference the Kinetek IND in any submission that UBC or Akesis may make to the Food and Drug Administration (“FDA”) or equivalent regulatory authorities concerning the Vanadium Technology, including, at Akesis’ reasonable request, providing an instrument necessary to notify the FDA that Akesis is permitted to reference the Kinetek IND; and

2) consents to the disclosure by UBC of the FDA Documentation, to Akesis Pharmaceuticals Inc. (“Akesis”) as UBC’s licensee of the Vanadium Technology and the use by Akesis of the FDA Documentation in support of any further FDA related flings made by Akesis with respect to the Vanadium Technololgy.

In consideration of the foregoing, UBC and Akesis agree that, except as expressly provided above, they shall not, without the consent of QLT, reproduce the FDA Documentation in any publications or promotional material and shall not use the name of QLT (including the name of Kinetek) in any publications, press releases or other materials.

Akesis, hereby, in consideration of the receipt of the FDA Documentation, agrees that it will defend, indemnify and hold QLT, and its directors, officers, employees, and agents harmless from and against any and all third party claims and actions, and losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) resulting therefrom, based on the use of the FDA Documentation by Akesis or the development or commercialization of the Vanadium Technology by Akesis.

Would you please acknowledge your agreement with the above terms and conditions by signing the enclosed copy of this letter and returning it to our office.

Yours truly,

The University of British Columbia

/s/ Barbara Campbell
Barbara Campbell
Associate Director
University-industry Liaison Office

ACKNOWLEDGED & AGREED this 15th day of March, 2007 by:
QLT Inc.

Per:	/s/ Robert Butchofsky
Authorized Signatory
Name:	Robert Butchofsky
Title:	Chief Executive Officer

ACKNOWLEDGED & AGREED this 15th day of March, 2007 by:
Akesis Pharmaceuticals, Inc.

Per:	/s/ Jay Lichter
Authorized Signatory
Name:	Jay Lichter
Title:	President and Chief Executive Officer

Appendix “A”

Description of FDA Documentation

1) Volumes 1 to 10 of the KP-102, Bis(ethyl maltolato)oxovanadium (IV), BEOV Investigational New Drug Application, filed by KINETEK Pharmaceuticals Inc. with the United States Food and Drug Administration, dated November 5, 1998 under IND Serial Number 57,249;

2) Volume FDA Correspondence / Health Protection Branch Correspondence related to the KP-102, Bis(ethyl maltolato)oxovanadium (IV), BEOV Investigational New Drug Application.